January 22, 2016

Advantage Funds, Inc.
on behalf of Dreyfus International Value Fund
200 Park Avenue
New York, New York 10166

Dreyfus Stock Funds
on behalf of Dreyfus International Equity Fund
200 Park Avenue
New York, New York 10166

Re:	Agreement and Plan of Reorganization

Ladies and Gentlemen:

You have requested our opinion as to certain Federal income tax consequences of the reorganization contemplated by the Agreement and Plan of Reorganization between Advantage Funds, Inc. (the "Company"), a Maryland corporation, on behalf of Dreyfus International Value Fund (the "Fund"), and Dreyfus Stock Funds (the "Acquiring Trust"), a Massachusetts business trust, on behalf of Dreyfus International Equity Fund (the "Acquiring Fund").  A copy of the form of Agreement and Plan of Reorganization is included as Exhibit A to the Acquiring Fund's Registration Statement on Form N-14 (Registration No. 333-206049) (the "Registration Statement"). You have advised us that each of the Acquiring Fund and the Fund has qualified or will qualify as a "regulated investment company" within the meaning of Subchapter M of the United States Internal Revenue Code of 1986, as amended (the "Code"), for each of its taxable years ending on or before or including the Closing Date.

In rendering this opinion, we have examined the Agreement and Plan of Reorganization, the Registration Statement, and such other documents as we have deemed necessary or relevant for the purpose of this opinion.  In issuing our opinion, we have relied upon statements and representations of the Company, on behalf of the Fund, and the Acquiring Trust, on behalf of the Acquiring Fund, made in the Registration Statement and to us for our use in rendering this opinion.  As to various questions of fact material to this opinion, where relevant facts were not independently established by us, we have relied upon statements of, and written information provided by, representatives of the Fund and of the Acquiring Fund.  We also have examined such matters of law as we have deemed necessary or appropriate for the purpose of this opinion.  We note that our opinion is based on our examination of such law, our review of the documents described above, the statements and representations referred to above and in the Registration Statement and the Agreement and Plan of Reorganization, the provisions of the Code, the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect.  Any change in applicable law or any of the facts and circumstances described in the Registration Statement, or inaccuracy of any statements or representations on which we have relied, may affect the continuing validity of our opinion.

Capitalized terms not defined herein have the respective meanings given such terms in the Agreement and Plan of Reorganization.

Based on the foregoing, it is our opinion that for Federal income tax purposes:

(a)            the transfer of all of the Fund's Assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Fund's stated liabilities, followed by the distribution by the Fund of those Acquiring Fund Shares pro rata to Fund Shareholders in complete liquidation of the Fund, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and each of the Fund and the Acquiring Fund will be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

(b)            no gain or loss will be recognized by the Acquiring Fund upon the receipt of the Fund's Assets in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Fund's stated liabilities pursuant to the Reorganization;

(c)            no gain or loss will be recognized by the Fund upon the transfer of the Fund's Assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Fund's stated liabilities or upon the distribution of those Acquiring Fund Shares to Fund Shareholders in exchange (whether actual or constructive) for their shares of the Fund in liquidation of the Fund pursuant to the Reorganization;

(d)            no gain or loss will be recognized by Fund Shareholders upon the exchange of their Fund shares for Acquiring Fund Shares pursuant to the Reorganization;

(e)            the aggregate tax basis for Acquiring Fund Shares received by each Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Fund shares held by such Fund Shareholder immediately prior to the Reorganization, and the holding period of those Acquiring Fund Shares received by each Fund Shareholder will include the period during which the Fund shares exchanged therefor were held by such Fund Shareholder (provided the Fund shares were held as capital assets on the date of the Reorganization); and

(f)            the tax basis of each Fund Asset acquired by the Acquiring Fund will be the same as the tax basis of such Asset to the Fund immediately prior to the Reorganization, and the holding period of each Asset of the Fund in the hands of the Acquiring Fund will include the period during which that Asset was held by the Fund (except where the Acquiring Fund's investment activities have the effect of reducing or eliminating a Fund Asset's holding period).

No opinion is expressed as to the effect of the Reorganization on (i) the Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for Federal income tax purposes at the end of a taxable year (or on the termination thereof) or upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code, and (ii) any Fund Shareholder that is required to recognize unrealized gains and losses for Federal income tax purposes under a mark-to-market system of accounting.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus/Proxy Statement included in the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Acquiring Fund or any distributor or dealer in connection with the qualification of the Acquiring Fund Shares under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP

STROOCK & STROOCK & LAVAN LLP